Filed pursuant to Rule 424(b)(5)

Registration No. 333-278646

PROSPECTUS SUPPLEMENT

(To the prospectus supplement dated November 6, 2025)

(To prospectus dated April 23, 2024)

Up to $4,000,000 of Common Stock

METAVIA INC.

This prospectus supplement (this “Prospectus Supplement”) supplements the prospectus supplement dated November 6, 2025 (the “Initial ATM Prospectus Supplement”) and the accompanying prospectus dated April 23, 2024 (the “accompanying prospectus”), relating to the offer and sale of shares of our common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $2,300,000 pursuant to the terms of an At The Market Offering Agreement (“Sales Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”). Through the date hereof, we have sold an aggregate of $2,126,303 of shares of our Common Stock through Ladenburg under the Sales Agreement.

We are filing this Prospectus Supplement to amend the Initial ATM Prospectus Supplement and the accompanying prospectus to increase the aggregate offering price of up to $2,300,000 of shares of Common Stock that we were eligible to sell pursuant to the Sales Agreement. Pursuant to this Prospectus Supplement, we are registering the offer and sale of up to an aggregate offering price of up to $4,000,000 of shares of our Common Stock. This Prospectus Supplement should be read in conjunction with the Initial ATM Prospectus Supplement and the accompanying prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Initial ATM Prospectus Supplement and accompanying prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Initial ATM Prospectus Supplement and the accompanying prospectus, and any future amendments or supplements thereto.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MTVA.” The last reported sales price of our shares of Common Stock on July 1, 2026 was $1.45 per share.

The aggregate market value of our Common Stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $18,438,694, based on 4,789,271 shares of Common Stock held by non-affiliates and a price of $3.85 per share, the last reported sale price per share of our Common Stock on Nasdaq on May 22, 2026. During the 12-calendar month period that ends on, and includes, the date of this Prospectus Supplement, we sold an aggregate of $2,126,303 of shares of our Common Stock pursuant to General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000.

Investing in shares of our Common Stock involves a high degree of risk. Please read carefully the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-8 of the Initial ATM Prospectus Supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this Prospectus Supplement, the Initial ATM Prospectus Supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement, the Initial ATM Prospectus Supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann

The date of this Prospectus Supplement is July 2, 2026